Exhibit 99.1
For Immediate News Release
July 30, 2018

AVALONBAY COMMUNITIES, INC. ANNOUNCES
SECOND QUARTER 2018 OPERATING RESULTS
AND UPDATES FULL YEAR 2018 FINANCIAL OUTLOOK

(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders for the three months ended June 30, 2018 was $254,662,000. This resulted in an increase in Earnings per Share – diluted (“EPS”) of 53.3% to $1.84 for the three months ended June 30, 2018, from $1.20 for the prior year period.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended June 30, 2018 increased 16.3% to $2.21 from $1.90 for the prior year period. Core FFO per share (as defined in this release) for the three months ended June 30, 2018 increased 6.7% to $2.23 from $2.09 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended June 30, 2018 to its results for the prior year period:

Q2 2018 Results Compared to Q2 2017

	Per Share
	EPS	FFO	Core FFO

Q2 2017 per share reported results	$1.20	$1.90	$2.09
Established and Redevelopment Community NOI (1)	0.06	0.06	0.04
Development and Other Stabilized Community NOI (1)	0.20	0.20	0.20
Capital markets activity	0.08	0.08	(0.08)
Overhead expense and other	(0.03)	(0.03)	(0.02)
Gain on sale of real estate and depreciation expense	0.33	—	—
Q2 2018 per share reported results	$1.84	$2.21	$2.23

(1) Core FFO per share includes the change in lost NOI from casualty losses covered by business interruption insurance. See Definitions and Reconciliations for further discussion.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the second quarter of 2018 to its April 2018 outlook:

Second Quarter 2018 Results
Comparison to April 2018 Outlook

	Per Share
	EPS	FFO	Core FFO

Projected per share - April 2018 outlook (1)	$1.94	$2.18	$2.19
Established and Redevelopment Community NOI	0.03	0.03	0.03
Other Stabilized and Development Community NOI	0.01	0.01	0.01
Overhead expense and other	(0.01)	(0.01)	—
Gain on sale of real estate	(0.13)	—	—
Q2 2018 per share reported results	$1.84	$2.21	$2.23

(1) The mid-point of the Company's April 2018 outlook.

For the six months ended June 30, 2018, EPS decreased 1.4% to $2.87 from $2.91 for the prior year period, FFO per share increased 11.2% to $4.38 from $3.94 for the prior year period, and Core FFO per share increased 5.5% to $4.41 from $4.18 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the six months ended June 30, 2018 to its results for the prior year period:

Copyright © 2018 AvalonBay Communities, Inc. All Rights Reserved

YTD 2018 Results
Comparison to YTD 2017

	Per Share
	EPS	FFO	Core FFO

YTD 2017 per share reported results	$2.91	$3.94	$4.18
Established and Redevelopment Community NOI (1)	0.08	0.08	0.05
Development and Other Stabilized Community NOI (1)	0.40	0.40	0.41
Capital markets activity	(0.01)	(0.01)	(0.17)
Joint venture income and management fees	(0.05)	(0.05)	(0.01)
Overhead expense and other	(0.06)	(0.06)	(0.05)
Casualty gain, net	0.08	0.08	—
Gain on sale of real estate and depreciation expense	(0.48)	—	—
YTD 2018 per share reported results	$2.87	$4.38	$4.41

(1) Core FFO per share includes the change in lost NOI from casualty losses covered by business interruption insurance. See Definitions and Reconciliations for further discussion.

Operating Results for the Three Months Ended June 30, 2018 Compared to the Prior Year Period

For the Company, total revenue increased by $38,727,000, or 7.3%, to $569,239,000. This increase is primarily due to growth in revenue from stabilized operating communities and development communities.

For Established Communities, total revenue increased $10,470,000, or 2.6%, to $420,557,000. Operating expenses for Established Communities increased $2,132,000, or 1.8%, to $121,482,000. NOI for Established Communities increased $8,338,000, or 2.9%, to $299,075,000. Rental revenue for Established Communities increased 2.5%, as a result of an increase in Average Rental Rates of 2.3% and Economic Occupancy of 0.2%. If the Company were to include current and previously completed redevelopment communities as part of its Established Communities portfolio, the increase in Established Communities' rental revenue would have remained consistent at 2.5%.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the three months ended June 30, 2018 compared to the three months ended June 30, 2017:

Q2 2018 Compared to Q2 2017
	Rental Revenue (1)	Opex (2)	NOI	% of NOI (3)
New England	2.5%	(0.8)%	4.3%	13.7%
Metro NY/NJ	1.5%	2.1%	1.2%	23.3%
Mid-Atlantic	1.8%	(1.8)%	3.5%	16.8%
Pacific NW	2.3%	5.2%	1.5%	5.5%
No. California	2.6%	3.0%	2.5%	20.0%
So. California	4.4%	4.7%	4.3%	20.7%
Total	2.5%	1.8%	2.9%	100.0%

(1) See full release for additional detail.

(2) See full release for discussion of variances.

(3) Represents each region's % of total NOI for Q2 2018, including amounts related to communities that have been sold or that are classified as held for sale.

Operating Results for the Six Months Ended June 30, 2018 Compared to the Prior Year Period

For the Company, total revenue increased by $77,195,000, or 7.3%, to $1,130,032,000. This increase is primarily due to growth in revenue from stabilized operating communities and development communities.

For Established Communities, total revenue increased $20,232,000, or 2.5%, to $836,329,000. Operating expenses for Established Communities increased $8,291,000, or 3.5%, to $243,332,000. NOI for Established Communities increased $11,941,000, or 2.1%, to $592,997,000. Rental revenue for Established Communities increased 2.5%, as a result of an increase in Average Rental Rates of 2.4% and Economic Occupancy of 0.1%. If the Company were to include current and previously completed redevelopment communities as part of its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 2.4%.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the six months ended June 30, 2018 compared to the six months ended June 30, 2017:

Copyright © 2018 AvalonBay Communities, Inc. All Rights Reserved

YTD 2018 Compared to YTD 2017
	Rental Revenue (1)	Opex (2)	NOI	% of NOI (3)
New England	2.6%	1.8%	3.1%	13.8%
Metro NY/NJ	1.6%	2.8%	1.1%	23.4%
Mid-Atlantic	1.3%	0.1%	1.9%	16.6%
Pacific NW	3.0%	10.2%	0.4%	5.5%
No. California	2.5%	3.5%	2.2%	20.0%
So. California	4.2%	7.3%	3.1%	20.7%
Total	2.5%	3.5%	2.1%	100.0%

(1) See full release for additional detail.

(2) See full release for discussion of variances.

(3) Represents each region's % of total NOI for YTD 2018, including amounts related to communities that have been sold or that are classified as held for sale.

Development Activity

During the three months ended June 30, 2018, the Company completed the development of two communities:

•	AVA Wheaton, located in Wheaton, MD; and

•	Avalon Maplewood, located in Maplewood, NJ.

These communities contain an aggregate of 554 apartment homes and were constructed for an aggregate Total Capital Cost of $141,000,000.

The Company started the construction of three communities:

•	Avalon Saugus, located in Saugus, MA;

•	Avalon Doral, located in Doral, FL; and

•	Avalon Norwood, located in Norwood, MA.

These communities are expected to contain a total of 828 apartment homes and 23,000 square feet of retail space when completed and will be developed for an aggregate estimated Total Capital Cost of $265,000,000.

During the six months ended June 30, 2018, the Company completed the development of five communities containing an aggregate of 1,324 apartment homes, for an aggregate Total Capital Cost of $428,000,000.

At June 30, 2018, the Company had 19 communities under construction that in the aggregate are expected to contain 6,048 apartment homes and 120,000 square feet of retail space. Estimated Total Capital Cost at completion is $2,768,000,000, including the Company's share of communities being developed through joint ventures.

The projected Total Capital Cost of development rights at June 30, 2018 decreased to $3.5 billion from $3.7 billion at March 31, 2018.

Disposition Activity

During the three and six months ended June 30, 2018, the Company sold four wholly-owned operating communities:

•	Avalon Blue Hills, located in Randolph, MA;

•	Avalon Canton at Blue Hills, located in Canton, MA;

•	Eaves North Quincy, located in Quincy, MA; and

•	Avalon Anaheim Stadium, located in Anaheim, CA.

These communities contain an aggregate of 947 apartment homes and 12,000 square feet of retail space and were sold for $307,100,000 and a weighted average Initial Year Market Cap Rate of 4.7%, resulting in a gain in accordance with GAAP of $105,211,000 and an Economic Gain of $59,684,000.

Liquidity and Capital Markets

At June 30, 2018, the Company did not have any borrowings outstanding under its $1,500,000,000 unsecured credit facility, and had $349,897,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-Core EBITDAre (as defined in this release) for the second quarter of 2018 was 5.0 times.

During the six months ended June 30, 2018, the Company issued $300,000,000 principal amount of unsecured notes in a public offering under its existing shelf registration statement for net proceeds of $296,210,000. The notes mature in April 2048 and were issued with a 4.35% coupon. The effective interest rate of the notes for the first ten years is 3.97%, including the impact of an interest rate hedge and offering costs, and for the remainder of the term the effective interest rate will be 4.39%.

Copyright © 2018 AvalonBay Communities, Inc. All Rights Reserved

Third Quarter and Full Year 2018 Financial Outlook

For its third quarter and full year 2018 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Q3 2018			Full Year 2018
	Low		High	Low		High
Projected EPS	$1.63	-	$1.69	$6.11	-	$6.31
Projected FFO per share	$2.20	-	$2.26	$8.82	-	$9.02
Projected Core FFO per share	$2.22	-	$2.28	$8.87	-	$9.07

(1) See Definitions and Reconciliations for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

The following table compares the Company's July 2018 Outlook for EPS, FFO per share and Core FFO per share for the full year 2018 to its January 2018 outlook:

July 2018 Full Year Outlook
Comparison to January 2018 Outlook

	Per Share
	EPS	FFO	Core FFO

Projected per share - January 2018 outlook (1)	$6.03	$8.87	$8.93
Established and Redevelopment Community NOI	0.04	0.04	0.04
Capital markets activity	0.01	0.01	0.01
Overhead expense and other	—	—	(0.01)
Gain on sale of real estate and depreciation expense	0.13	—	—
Projected per share - July 2018 outlook (1)	$6.21	$8.92	$8.97

(1) The mid-point of the Company's outlook.

Further detail of the Company's full year 2018 outlook is available in the full release.

Other Matters

The Company will hold a conference call on July 31, 2018 at 11:00 AM ET to review and answer questions about this release, its second quarter 2018 results, the Attachments (described below) and related matters. To participate on the call, dial 877-260-1479 domestically and 334-323-0522 internationally and use conference id: 9885562.

To hear a replay of the call, which will be available from July 31, 2018 at 4:00 PM ET to August 7, 2018 at 4:00 PM ET, dial 888-203-1112 domestically and 719-457-0820 internationally and use conference id: 9885562. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on July 31, 2018. These supplemental materials will be available on the Company's website for 30 days following the earnings call.

About AvalonBay Communities, Inc.

As of June 30, 2018, the Company owned or held a direct or indirect ownership interest in 287 apartment communities containing 84,043 apartment homes in 12 states and the District of Columbia, of which 19 communities were under development and 16 communities were under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas primarily in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and the Northern and Southern California regions of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Vice President of Investor Relations, at 703-317-4681.

Copyright © 2018 AvalonBay Communities, Inc. All Rights Reserved

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following, among others: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; and our assumptions and expectations in our financial outlook may prove to be too optimistic. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2018 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2018 AvalonBay Communities, Inc. All Rights Reserved

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 14, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 14 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings. This wire distribution includes only definitions and reconciliations of the following non-GAAP financial measures:

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at market rents. Vacancy loss is determined by valuing vacant units at current market rents. By measuring vacant apartments at their market rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain (Loss) for disposed communities is based on their respective final settlement statements.  A reconciliation of the aggregate Economic Gain (Loss) to the aggregate gain on sale in accordance with GAAP for the four wholly-owned operating communities disposed during the six months ended June 30, 2018 is as follows (dollars in thousands):

GAAP Gain	$105,211

Accumulated Depreciation and Other	(45,527)

Economic Gain (Loss)	$59,684

Established Communities are consolidated communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2018 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2017, are not conducting or planning to conduct substantial redevelopment activities and are not held for sale or planned for disposition within the current year.

EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods.  A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

	Q2	Q2
	2018	2017
Net income	$254,543	$165,194
Interest expense, net, inclusive of loss on extinguishment of debt, net	57,227	74,264
Income tax expense	58	58
Depreciation expense	156,685	141,439
EBITDA	$468,513	$380,955

Gain on sale of communities	(105,201)	(44,067)
Joint venture EBITDAre adjustments (1)	3,123	3,429
EBITDAre	$366,435	$340,317

Gain on other real estate transactions	(370)	—
Lost NOI from casualty losses covered by business interruption insurance	832	2,062
Advocacy contributions	303	—
Severance related costs	132	11
Development pursuit and other write-offs, net	243	412
Legal settlements	67	84
Core EBITDAre	$367,642	$342,886

(1) Includes joint venture interest, taxes and depreciation included in net income attributable to common stockholders.

FFO and Core FFO are considered by management to be supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. By excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating and financial performance of a company’s real estate between periods or as compared to different companies. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of our core business operations, Core FFO can help one compare the core operating and financial performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2018	2017	2018	2017
Net income attributable to common stockholders	$254,662	$165,225	$396,305	$401,100
Depreciation - real estate assets, including joint venture adjustments	156,289	141,128	314,772	282,085
Distributions to noncontrolling interests	11	10	22	21
Gain on sale of unconsolidated entities holding previously depreciated real estate	—	—	—	(8,697)
Gain on sale of previously depreciated real estate	(105,201)	(44,067)	(105,201)	(132,016)
FFO attributable to common stockholders	305,761	262,296	605,898	542,493

Adjusting items:
Joint venture losses	7	115	7	381
Joint venture promote (1)	—	—	(925)	(6,765)
Impairment loss on real estate (2)(4)	—	—	—	9,350
Casualty (gain) loss, net on real estate (3)(4)	—	—	(58)	2,338
Lost NOI from casualty losses covered by business interruption insurance (5)	832	2,062	1,730	3,867
Loss on extinguishment of consolidated debt	642	24,162	1,039	24,162
Advocacy contributions	303	—	606	—
Hedge ineffectiveness	—	(753)	—	(753)
Severance related costs	132	11	502	135
Development pursuit and other write-offs, net	243	412	570	835
Gain on other real estate transactions	(370)	—	(323)	(366)
Legal settlements	67	84	367	84
Core FFO attributable to common stockholders	$307,617	$288,389	$609,413	$575,761

Average shares outstanding - diluted	138,215,010	138,173,151	138,184,295	137,853,625

Earnings per share - diluted	$1.84	$1.20	$2.87	$2.91
FFO per common share - diluted	$2.21	$1.90	$4.38	$3.94
Core FFO per common share - diluted	$2.23	$2.09	$4.41	$4.18

(1) Represents the Company's promoted interest in Fund II.
(2) Amount for YTD 2017 includes an impairment charge for a land parcel the Company had acquired for development and sold in July 2017.
(3) Amount for YTD 2017 includes $19,481 for the Maplewood casualty loss, partially offset by $17,143 of property damage insurance proceeds.
(4) Aggregate impact of (i) Impairment loss on real estate and (ii) Casualty (gain) loss, net on real estate, is a gain of $58 and a loss of $11,688 for YTD 2018 and YTD 2017, respectively.
(5) Amounts for 2018 relates to the Maplewood casualty loss in Q1 2017, for which the Company recognized $3,495 in business interruption insurance proceeds in Q3 2017. Amounts for 2017 primarily relate to a casualty event at Avalon at Edgewater ("Edgewater") in Q1 2015, for which the Company received $20,306 in business interruption insurance proceeds in Q1 2016. Amounts for 2017 also include $292 related to the Maplewood casualty loss.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Interest Coverage is calculated by the Company as Core EBITDAre, divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended June 30, 2018 is as follows (dollars in thousands):

Core EBITDAre	$367,642

Interest expense, net	$56,585

Interest Coverage	6.5 times

Net Debt-to-Core EBITDAre is calculated by the Company as total debt that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized second quarter 2018 Core EBITDAre, as adjusted. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

Total debt principal (1)	$7,645,437
Cash and cash in escrow	(349,897)
Net debt	$7,295,540

Core EBITDAre	$367,642

Core EBITDAre, annualized	$1,470,568

Net Debt-to-Core EBITDAre	5.0 times

(1) Balance at June 30, 2018 excludes $10,666 of debt discount and $37,091 of deferred financing costs as reflected in unsecured notes, net, and $16,271 of debt discount and $10,131 of deferred financing costs as reflected in notes payable on the Condensed Consolidated Balance Sheets.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed acquisition, development and other pursuit costs, net of recoveries, interest expense, net, loss (gain) on extinguishment of debt, net, general and administrative expense, joint venture income, depreciation expense, corporate income tax expense, casualty and impairment loss (gain), net, gain on sale of communities, loss (gain) on other real estate transactions and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q2	Q2	Q1	Q4	YTD	YTD
	2018	2017	2018	2017	2018	2017
Net income	$254,543	$165,194	$141,590	$237,486	$396,133	$400,975
Indirect operating expenses, net of corporate income	18,913	16,423	18,082	16,926	36,996	32,720
Investments and investment management expense	1,529	1,455	1,643	1,659	3,172	2,776
Expensed acquisition, development and other pursuit costs, net of recoveries	889	570	800	649	1,689	1,298
Interest expense, net	56,585	50,102	55,113	52,523	111,698	99,397
Loss on extinguishment of debt, net	642	24,162	397	1,310	1,039	24,162
General and administrative expense	14,502	14,005	13,664	11,904	28,166	27,231
Joint venture income	(789)	(1,146)	(1,740)	(358)	(2,529)	(17,819)
Depreciation expense	156,685	141,439	159,059	157,100	315,743	282,060
Casualty and impairment (gain) loss, net	—	—	(58)	(5,438)	(58)	11,688
Gain on sale of communities	(105,201)	(44,067)	—	(92,845)	(105,201)	(132,016)
(Gain) loss on other real estate transactions	(370)	—	47	11,153	(323)	(366)
NOI from real estate assets sold or held for sale	(4,442)	(9,727)	(5,458)	(6,828)	(9,900)	(21,493)
NOI	$393,486	$358,410	$383,139	$385,241	$776,625	$710,613

Established:
New England	$38,354	$36,762	$37,643	$38,571	$75,997	$73,733
Metro NY/NJ	72,913	72,027	71,921	74,274	144,835	143,323
Mid-Atlantic	41,759	40,331	41,067	41,973	82,826	81,314
Pacific NW	15,234	15,010	14,838	16,073	30,072	29,940
No. California	70,342	68,608	69,059	68,772	139,400	136,437
So. California	60,473	57,999	59,394	59,372	119,867	116,309
Total Established	299,075	290,737	293,922	299,035	592,997	581,056
Other Stabilized	47,264	32,019	45,386	44,662	92,650	59,438
Redevelopment	35,190	35,547	34,335	35,137	69,525	70,727
Development	11,957	107	9,496	6,407	21,453	(608)
NOI	$393,486	$358,410	$383,139	$385,241	$776,625	$710,613

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2018	2017	2018	2017

Revenue from real estate assets sold or held for sale	$6,778	$15,138	$15,241	$33,198
Operating expenses from real estate assets sold or held for sale	(2,336)	(5,411)	(5,341)	(11,705)
NOI from real estate assets sold or held for sale	$4,442	$9,727	$9,900	$21,493

Other Stabilized Communities are completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2018. Other Stabilized Communities do not include communities that are conducting or planning to conduct substantial redevelopment activities.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the third quarter and full year 2018 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

	Low Range	High Range
Projected EPS (diluted) - Q3 2018	$1.63	$1.69
Depreciation (real estate related)	1.09	1.15
Gain on sale of communities	(0.52)	(0.58)
Projected FFO per share (diluted) - Q3 2018	2.20	2.26

Advocacy contributions	0.01	0.01
Loss on extinguishment of consolidated debt	0.01	0.01
Projected Core FFO per share (diluted) - Q3 2018	$2.22	$2.28

Projected EPS (diluted) - Full Year 2018	$6.11	$6.31
Depreciation (real estate related)	4.42	4.62
Gain on sale of communities	(1.71)	(1.91)
Projected FFO per share (diluted) - Full Year 2018	8.82	9.02

Joint venture promote and other income, development pursuit, other write-offs and other	0.01	0.01
Lost NOI from casualty losses covered by business interruption insurance	0.01	0.01
Advocacy contributions	0.01	0.01
Loss on extinguishment of consolidated debt	0.02	0.02
Projected Core FFO per share (diluted) - Full Year 2018	$8.87	$9.07

Projected NOI, as used within this release for certain development communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For development communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for development communities do not include property management fee expense. Projected gross potential for development communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the development communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Projected Stabilized Yield (also expressed as “weighted average initial stabilized yield” or words of similar meaning) means Projected NOI as a percentage of Total Capital Cost.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2018	2017	2018	2017
Rental revenue (GAAP basis)	$420,363	$409,966	$835,987	$815,875
Concessions amortized	313	1,347	673	3,089
Concessions granted	(147)	(299)	(562)	(1,053)

Rental Revenue with Concessions
on a Cash Basis	$420,529	$411,014	$836,098	$817,911

% change -- GAAP revenue		2.5%		2.5%

% change -- cash revenue		2.3%		2.2%

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective development or redevelopment community, or development right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. For redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured debt as of June 30, 2018 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the six months ended June 30, 2018 is as follows (dollars in thousands):

Year to Date
NOI
NOI for Established Communities	$592,997
NOI for Other Stabilized Communities	92,650
NOI for Redevelopment Communities	69,525
NOI for Development Communities	21,453
NOI from real estate assets sold or held for sale	9,900
Total NOI generated by real estate assets	786,525
NOI on encumbered assets	85,311
NOI on unencumbered assets	$701,214

Unencumbered NOI	89%